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                                                                  EX-99.22(m)(1)

                         NATIONS SEPARATE ACCOUNT TRUST
                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN


                           This SHAREHOLDER SERVICING AND DISTRIBUTION PLAN (the
"Plan") has been adopted by the Board of Trustees of NATIONS SEPARATE ACCOUNT TRUST (the "Trust") in conformance with Rule 12b-1 under the Investment Company Act of 1940 as amended (the "1940 Act").

                           Section 1. PAYMENTS FOR SERVICES. Under the terms of
this Plan, the Trust may act as a distributor of the Shares of which a Portfolio is the issuer, pursuant to Rule 12b-1 under the 1940 Act. The Trust may incur as a distributor of the shares of each Portfolio ("Shares") expenses of up to twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Trust attributable to the Shares of the Portfolios (as defined on Exhibit A).

                           Section 2. EXPENSES COVERED BY THE PLAN. Amounts set
forth in Section 1 may be expended when and if authorized in advance by the Trust's Board of Trustees. Such amounts may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to the Trust's distributor (the "Distributor") and the cost of administering this Plan, as well as the shareholder servicing activities described below. All amounts expended pursuant to this Plan shall be paid:

                  (a) to the Distributor for reimbursements of distribution-related expenses actually incurred by the Distributor, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and costs of administering this Plan; or

                  (b) to certain broker/dealers and other financial institutions ("Agents") who offer shares to their customers and who have entered into (i) shareholder servicing agreements substantially in the form of Exhibit C for providing the services contemplated thereunder, and (ii) sales support agreements, based on such form(s) as may be approved by the Board of Trustees from time to time. The Distributor also may enter into such sales support agreements based on such additional forms of agreement as it deems appropriate, provided that the Distributor determines that the Trust's and the Portfolios' responsibility or liability to any person on account of any acts or statements of any such selling agent under any such sales support agreement do not exceed their responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that the Distributor determines that the overall terms of any such sales support agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees.

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                   The shareholder servicing activities for which compensation may be received under this Plan may include, among other things: (i) providing general shareholder liaison services; (ii) processing purchases and redemption requests; (iii) processing dividend and distribution payments; (iv) providing sales information periodically to customers, including information showing their contracts' positions in the Portfolios; (v) providing sub-accounting; (vi) responding to inquiries from customers; (vii) arranging for bank wires; and
(viii) providing such other similar services as may be reasonably requested. Servicing agents may include participating insurance companies.

                   Section 3. Except for the payments specified in Section 1, no additional payments are to be made by the Trust under this Plan, provided that nothing herein shall be deemed to preclude the payments such Portfolios are otherwise obligated to make to: (a) Banc of America Capital Management, LLC ("BACAP"), pursuant to the Investment Advisory Agreement; and (b) Marsico Capital Management, LLC ("Marsico Capital"), Brandes Investment Partners, L.P. ("Brandes") and MacKay Shields LLC ("MacKay Shields") pursuant to Investment Sub-Advisory Agreements; (c) The Bank of New York ("BNY"), pursuant to the Custody Agreement; (d) PFPC Inc. ("PFPC"), pursuant to the Transfer Agency and Services Agreement; (e) BACAP Distributors, LLC ("BACAP Distributors"), pursuant to the Administration Agreement; (f) BNY pursuant to the Sub-Administration Agreement; (g) Servicing Agents, pursuant to Shareholder Servicing Agreements; and (h) for the expenses otherwise incurred by a Portfolio and the Trust on behalf of the Shares in the normal conduct of such Portfolio's business pursuant to the Investment Advisory Agreement and Investment Sub-Advisory Agreements, the Custody Agreement, the Transfer Agency and Services Agreement, the Administration Agreement, the Sub-Administration Agreement, and the Shareholder Servicing Agreements. To the extent any such payments by the Trust on behalf of a Portfolio to BACAP, Marsico Capital, Brandes, MacKay Shields, PFPC, BACAP Distributors or BNY; by BACAP, PFPC, BNY, or BACAP Distributors or Servicing Agents, or any affiliate thereof, to any party pursuant to any agreement; or, generally, by the Trust on behalf of a Portfolio to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

                   Section 4. REPORTS OF DISTRIBUTOR. The officers of the Trust shall report quarterly in writing to the Board of Trustees on the amounts and purpose of payments for any of the activities in Section 2 and shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination on the nature and value of such expenditures.

                   Section 5. APPROVAL OF PLAN. This Plan shall continue in effect for a period of more than one year from the date written below only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreements related to this Plan ("Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on this Plan.

                   Section 6. TERMINATION. This Plan may be terminated at any time by vote of a majority of the Disinterested Trustees or with respect to a particular Portfolio by vote of a

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majority of the outstanding voting securities of the Shares of such Portfolio, on not more than sixty (60) days' written notice to any other party to the Plan, and shall terminate automatically in the event of any act that constitutes an assignment of the Distribution Agreement or the Investment Advisory Agreement.

                   Section 7. AMENDMENTS. This Plan may be amended at any time by the Board of Trustees provided that: (a) any amendment to increase materially the costs which a Portfolio may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Shares of such Portfolio, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 6 thereof.

                   Section 8. SELECTION/NOMINATION OF TRUSTEES. So long as this Plan is in effect, the selection and nomination of the Trust's Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

                   Section 9. GOVERNING LAW. This Plan shall be subject to the laws of the State of Delaware and shall be interpreted and construed to further promote the operation of the Trust as an open-end management investment company. As used herein the terms "open-end management investment company," "assignment," "principal underwriter," "interested person," and "majority of the outstanding voting securities" shall have the meanings set forth in the Securities Act of 1933, as amended or the 1940 Act, and the rules and regulations thereunder.

                   Section 10. SCOPE OF LIABILITY. Nothing herein shall be deemed to protect the parties to any Agreement entered into pursuant to this Plan against any liability to the Trust or its shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties hereunder, or by reason of their reckless disregard of their obligations and duties hereunder.

                   Section 11. RECORDS. The Trust will preserve copies of this Plan, Agreements and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

                   Section 12. LIMITATION OF LIABILITY. The names "Nations Separate Account Trust" and "Trustees of Nations Separate Account Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust and Certificate of Trust dated November 24, 1997, which is hereby referred to and a copy of which is on file at the office of the Secretary of State of Delaware and at the principal office of the Trust. The obligations of "Nations Separate Account Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with a Portfolio's Shares of the Trust must look solely to the Trust Property belonging to such Portfolio's Shares for the enforcement of any claims against the Trust.

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                                    EXHIBIT A
         NATIONS SEPARATE ACCOUNT TRUST (formerly Nations Annuity Trust)

Nations Asset Allocation Portfolio
Nations High Yield Bond Portfolio
Nations International Value Portfolio
Nations Marsico Focused Equities Portfolio
Nations Marsico Growth Portfolio
Nations Marsico International Opportunities Portfolio
Nations Marsico 21st Century Portfolio
Nations MidCap Growth Portfolio
Nations Small Company Portfolio
Nations Value Portfolio

Last Amended: January 23, 2004

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